Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

RHINO RESOURCE PARTNERS ANNOUNCES

FIRST QUARTER 2012 FINANCIAL AND OPERATING RESULTS

LEXINGTON, KY (May 3, 2012) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended March 31, 2012. For the quarter, the Partnership reported adjusted EBITDA of $22.2 million and net income of $9.0 million, compared to adjusted EBITDA of $16.7 million and net income of $6.1 million in the first quarter of 2011.  Diluted earnings per unit were $0.32 for the quarter compared to $0.24 for the first quarter of 2011.  Total revenues for the quarter were $81.9 million, with coal sales generating $69.6 million of the total.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On April 20, 2012, the Partnership announced a cash distribution of $0.48 per common unit and subordinated unit, or $1.92 per unit on an annualized basis.  This distribution is consistent with the distribution amount from the previous quarter.  This distribution will be paid on May 15, 2012 to all unitholders of record as of the close of business on May 1, 2012.

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner, stated “Our first quarter results were solid despite a weak steam coal market as we focused on fulfilling our customer contracts in a cost efficient manner.  We continued our focus on safety and improving operating efficiency, which resulted in the best safety performance in our history in the first quarter of 2012.  Our diversification efforts into oil and gas properties began to show results in the first quarter as we signed a lease agreement for a portion of our Utica Shale acreage and also began to receive royalty income from our Cana Woodford investment.

As we continue to experience a downturn in both the steam and met coal markets, we are maintaining our focus on preserving the strength and integrity of our labor force while at the same time taking the necessary steps to keep our inventory and debt at sustainable levels.  While the market downturn has affected all coal operations of Rhino, it has had the least impact on our steam coal operations at

Hopedale, Sands Hill and Castle Valley where we have longer term sales contracts in place.  That said, we have experienced some slowdowns in shipments to certain customers under their contracted sales.  We have responded to the demand decrease in Central Appalachia by reducing our production.  The steps we have taken include working fewer shifts and days, idling select mining operations and delaying expansion plans at certain operations.”

Further, Zatezalo stated “Our Rhino Eastern joint venture continues to show positive results due to our ongoing efforts to improve safety, productivity and cost structure at this operation.  We believe Rhino Eastern’s high quality met coal will continue to make this operation a contributor to our overall performance as the met coal market has shown recent signs of improvement.

To reflect the downturn in the market, we have revised our guidance for the remainder of 2012.  This updated guidance assumes essentially no spot sales for the remainder of the year, and is our best information based on discussions with the parties involved on their contracted sales.

Finally, we are pleased to have Chris Walton as our Chief Operating Officer where he will utilize his extensive mining experience to further improve and lead our operations in the future.”

Operations Update

Central Appalachia

•                  Rhino began operating the new high-wall miner in the fourth quarter of 2011 at its Grapevine surface mine at the Tug River complex and is capable of producing at a run rate of 240,000 tons of met coal per year.

•                  Rhino’s Tug River prep plant began operating on March 19, 2012.  Management expects significant cost savings and increased production flexibility from this plant’s operation.

•                  The Remining 3 surface mine at the Tug River complex is developed and commenced production on April 24, 2012.  This mine has an operating capability rate of 375,000 tons per year, which can be doubled within 12 months, and production is expected to be approximately one-half met coal.

•                  The 3 Mile surface mine has been temporarily idled due to market conditions for its steam coal product.

Northern Appalachia

•                  Rhino received the conditional Leesville mine permit in February 2012, subject to receipt of sewage permits.  In addition, at Hopedale, Rhino is in the process of permitting a 7 Seam reserve that will be accessed from the existing portal and infrastructure.  These initiatives are expected to provide up to 1.0 million tons of production similar in quality to Hopedale’s coal within the next 18 months, depending on market conditions.  Market development is ongoing.

Rhino Western

•                  The Castle Valley mine is fully operational and expected to be a long term cash flow contributor to Rhino.  A second continuous miner section was added and sales agreements have been reached for approximately 1.0 million tons per year over the next three years.

•                  Rhino has conditional approval to build a loadout at McClane Canyon and Rhino continues to explore market opportunities to reopen the mine.

Eastern Met

•                  Rhino Eastern has made substantial progress in safety and operating improvements at the Eagle seam operations.

•                  Rhino Eastern is in the process of constructing the new Eagle #3 mine, which is expected to begin production in late second quarter of 2012.  Eagle #3 will replace and expand on Eagle #1 production, which will deplete in late Q1 of 2013.

•                  Rhino Eastern controls a major premium met coal property that includes approximately 43 million tons of proven and probable met coal reserves and is beginning to demonstrate its production potential.  In addition, Rhino Eastern continues to plan for the opening of a Sewell seam mine, along with a new prep plant.

Oil and Gas

•                  Utica Shale

•                  Acreage - Drilling of the first well on Rhino’s Utica acreage commenced in the first quarter of 2012.  Based on other third party wells drilled in the area, Rhino’s acreage is located in the liquids rich zone, which we believe is the heart of the play.  In addition, Rhino has an existing 1,500 net acres in the play that it owns outright, and the Partnership executed a lease agreement with Chesapeake in the first quarter of 2012.

•                  Barge Facility — Rhino made an initial investment to purchase land for the construction of a river terminal to trans-load hydrocarbon products to barges for producers in the Utica Shale region.  This investment is part of a joint venture along with other affiliates of Wexford Capital LP.

•                  Services Group — In combination with Wexford Capital LP and Gulfport Energy, Rhino is participating in the formation of a services company to provide drill pad construction services in the Utica Shale for drilling operators.

•                  Existing Rhino Infrastructure — Rhino is exploring opportunities to lease to third parties its existing but unused facilities in the Utica Shale region.

•                  Cana Woodford — During 2011, Rhino invested a total of approximately $8.1 million in the Cana Woodford region acquiring a total of approximately 1,700 mineral acres.  Rhino began receiving royalty income from this property in the first quarter of 2012.

Capital Expenditures

•                  Maintenance capital expenditures for the first quarter were approximately $7.8 million.

•                  Expansion capital expenditures for the quarter were approximately $17.6 million as Rhino continued to invest in its internal development projects, consisting primarily of the Tug River prep plant construction.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2012 included:

•                  Adjusted EBITDA of $22.2 million and net income of $9.0 million compared to Adjusted EBITDA of $16.7 million and net income of $6.1 million in the first quarter of 2011. The 2012 and 2011 figures include $2.1 million of net income and $0.7 million of net income, respectively, from the Partnership’s joint venture, Rhino Eastern LLC, which also contributes to the Partnership’s consolidated Adjusted EBITDA.

•                  Basic and diluted net income per common unit of $0.32 compared to $0.24 for the first quarter of 2011.

•                  Coal sales were 1.1 million tons for the first quarter of 2012 and 2011.

•                  Total revenues and coal revenues of $81.9 million and $69.6 million, respectively, compared to $82.8 million and $78.6 million, respectively, for the same period of 2011.

•                  Coal revenues per ton of $65.11 compared to $70.17 for the first quarter of 2011, a decrease of 7.2%.

•                  Cost of operations of $57.1 million compared to $61.0 million for the same period of 2011.

•                  Cost of operations per ton of $53.41 compared to $54.53 for the first quarter of 2011, a decrease of 2.1%.

Total coal revenues decreased approximately 11.4% primarily due to weakness in the steam coal market.  Coal revenues per ton decreased primarily due to a higher mix of lower priced coal from the Rhino

Western operations. Cost of operations and cost of operations per ton decreased primarily due to a higher mix of lower cost tons from Rhino’s Castle Valley operation and the Partnership also decreased production, primarily in Central Appalachia, due to the weak steam coal market and focused production at more cost-efficient operations.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  In addition, with the acquisition of Elk Horn, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended March 31, 2012, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western and Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation).  Additionally, the Partnership reports an Other category that is comprised of the Partnership’s ancillary businesses.

The Partnership has historically accounted for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership’s consolidated financial statements.   The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	First Quarter 2012	First Quarter 2011	% Change* 1Q12 / 1Q11
Central Appalachia
Coal revenues	$34.9	$49.5	(29.4)%
Total revenues	$41.9	$49.9	(15.8)%
Coal revenues per ton*	$92.47	$88.73	4.2%
Cost of operations	$25.3	$35.5	(28.7)%
Cost of operations per ton*	$67.14	$63.81	5.2%
Tons produced	0.569	0.585	(2.8)%
Tons sold	0.377	0.557	(32.3)%
Northern Appalachia
Coal revenues	$24.7	$26.8	(7.8)%
Total revenues	$28.4	$29.0	(2.3)%
Coal revenues per ton*	$55.14	$53.23	3.6%
Cost of operations	$19.2	$17.6	8.9%
Cost of operations per ton*	$42.80	$34.97	22.4%
Tons produced	0.454	0.521	(12.8)%
Tons sold	0.448	0.504	(11.0)%
Rhino Western
Coal revenues	$10.0	$2.3	330.0%
Total revenues	$10.0	$2.3	330.0%
Coal revenues per ton*	$41.07	$39.51	4.0%
Cost of operations	$6.9	$2.5	179.5%
Cost of operations per ton*	$28.16	$41.67	(32.4)%
Tons produced	0.239	0.084	182.9%
Tons sold	0.244	0.059	313.7%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$1.6	$1.6	(0.7)%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$5.7	$5.5	5.2%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$69.6	$78.6	(11.4)%
Total revenues	$81.9	$82.8	(1.1)%
Coal revenues per ton*	$65.11	$70.17	(7.2)%
Cost of operations	$57.1	$61.1	(6.5)%
Cost of operations per ton*	$53.41	$54.53	(2.1)%
Tons produced	1.261	1.190	6.0%
Tons sold	1.069	1.119	(4.5)%
Eastern Met 100% Basis †
Coal revenues	$15.4	$10.3	49.8%
Total revenues	$15.4	$10.3	49.7%
Coal revenues per ton*	$195.61	$187.71	4.2%
Cost of operations	$9.5	$7.4	27.9%
Cost of operations per ton*	$120.22	$135.10	(11.0)%
Net income	$4.2	$1.4	205.7%
Partnership’s portion of net income	$2.1	$0.7	195.2%
Tons produced***	0.106	0.056	88.9%
Tons sold***	0.079	0.055	43.7%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Other category includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager.  The Partnership’s consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method.  The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)†	First Quarter 2012	First Quarter 2011	% Change* 1Q12 / 1Q11
Met coal tons sold	95.2	174.9	(45.6)%
Steam coal tons sold	282.2	382.2	(26.2)%
Total tons sold	377.4	557.1	(32.3)%

Met coal revenue	$13,633	$20,746	(34.3)%
Steam coal revenue	$21,266	$28,683	(25.9)%
Total coal revenue	$34,899	$49,429	(29.4)%

Met coal revenues per ton	$143.25	$118.64	20.7%
Steam coal revenues per ton	$75.35	$75.05	0.4%
Total coal revenues per ton	$92.47	$88.73	4.2%

Met coal tons produced	184.2	198.8	(7.3)%
Steam coal tons produced	384.3	386.1	(0.5)%
Total tons produced	568.5	584.9	(2.8)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

† Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the full year 2012, Rhino currently anticipates the following:

For:	Re-Forecasted 2012	Previous Guidance 2012
Revenue	$320 to $340 million	$350 to $375 million
Net Income	$33 to $43 million	$45 to $55 million
Adjusted EBITDA	$80 to $90 million	$90 to $105 million
Maintenance Capital Expenditures	$15 to $18 million	$16 to $19 million
Production*	4.2 to 4.5 million tons	4.9 to 5.2 million tons
Sales*	4.3 to 4.6 million tons	4.9 to 5.2 million tons

*              Guidance for production tons and sale tons includes 51% of expected activity from Rhino  Eastern

Guidance for 2012 has been re-forecasted and reduced compared to previous figures to reflect demand weakness in current market conditions, especially for steam coal.  This re-forecasted guidance only includes contracted sales and minimal spot sales of steam coal for 2012.

First Quarter 2012 Financial and Operational Results Conference Call

Rhino’s first quarter 2012 financial and operational results conference call is scheduled for today at 10:00am Eastern time. Participants should call 866-783-2143 (United States/Canada) or 857-350-1602 (International) and utilize the confirmation code 91996823.  A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 30762240. The recording will be available from 12:00 pm (ET) on Thursday, May 3, 2012 through Thursday, May 10, 2012 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States, leases coal through its Elk Horn subsidiary, and owns oil and gas acreage in the Utica and Cana Woodford plays.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $5.6 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Expansion Update,” “Oil and Gas,” and “Guidance.” These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

In addition to the foregoing, Rhino’s business, financial condition, results of operations and cash available for distribution could be adversely affected by factors relating to, or resulting from, the Elk Horn acquisition. Such factors would include the failure to realize the anticipated benefits of the Elk Horn acquisition; a material change in Elk Horn management’s estimated coal reserves and non-reserve coal deposits; exposure of the lessees’ mining operations to the same risks and uncertainties that Rhino faces as a mine operator; ability of the lessees to effectively manage their operations on the leased properties; ability of the lessees to satisfy customer contracts with coal from properties other than Elk Horn’s properties; and incorrect reporting of royalty revenue by lessees.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF MARCH 31, 2012 and DECEMBER 31, 2011

(in thousands)

	March 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$556	$449
Accounts receivable, net of allowance	27,316	37,242
Inventories	27,869	15,629
Prepaid expenses and other	7,004	5,755
Total current assets	62,745	59,075
Net property, plant & equipment, incl coal properties, mine development and construction costs	464,387	450,116
Investment in unconsolidated affiliate	20,916	18,736
Other non-current assets	10,780	10,867
TOTAL	$558,828	$538,794
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,270	$23,145
Current portion of long-term debt	927	1,334
Accrued expenses and other	22,520	23,040
Total current liabilities	46,717	47,519
NON-CURRENT LIABILITIES:
Long-term debt	166,126	141,764
Asset retirement obligations	31,127	30,921
Other non-current liabilities	12,394	11,492
Total non-current liabilities	209,647	184,177
Total liabilities	256,364	231,696
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	288,633	293,100
General partner	11,558	11,650
Accumulated other comprehensive income	2,273	2,348
Total partners’ capital	302,464	307,098
TOTAL	$558,828	$538,794

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2012	2011
REVENUES:
Coal sales	$69,603	$78,560
Other revenues	12,279	4,195
Total revenues	81,882	82,755
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	57,087	61,042
Freight and handling costs	1,264	813
Depreciation, depletion and amortization	11,092	9,144
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,909	5,351
(Gain) on sale of assets—net	(1,158)	(89)
Total costs and expenses	73,194	76,261
INCOME FROM OPERATIONS	8,688	6,494
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,822)	(1,058)
Interest income and other	43	1
Equity in net income of unconsolidated affiliate	2,065	699
Total interest and other income (expense)	286	(358)
INCOME BEFORE INCOME TAXES	8,974	6,136
NET INCOME	$8,974	$6,136

General partner’s interest in net income	$179	$123
Common unitholders’ interest in net income	$4,860	$3,007
Subordinated unitholders’ interest in net income	$3,935	$3,006
Net income per limited partner unit, basic:
Common units	$0.32	$0.24
Subordinated units	$0.32	$0.24
Net income per limited partner unit, diluted:
Common units	$0.32	$0.24
Subordinated units	$0.32	$0.24
Distributions paid per limited partner unit	$0.48	$0.4208
Weighted average number of limited partner units outstanding, basic:
Common units	15,313	12,402
Subordinated units	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	15,327	12,431
Subordinated units	12,397	12,397

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that is recognized as a single line item in its financial statements is affected by these expense items.  Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	First Quarter 2012	First Quarter 2011	Year Ending 2012 (est midpoint)
Net income (loss)	$9.0	$6.1	$38.0
Plus:
Depreciation, depletion and amortization (DD&A)	11.1	9.1	39.0
Interest expense	1.8	1.1	6.5
EBITDA	$21.9	$16.3	$83.5
Plus: Rhino Eastern DD&A-51%	0.3	0.4	1.5
Plus: Rhino Eastern interest expense-51%	—	—	—
Adjusted EBITDA	$22.2	$16.7	$85.0

	Three Months Ended Mar 31
($ in millions)	2012	2011
Net cash provided by operating activities	$17.1	$6.0
Plus:
Increase in net operating assets	0.5	10.3
Gain on sale of assets	1.2	0.1
Amortization of deferred revenue	0.3	—
Amortization of actuarial gain	0.1	—
Interest expense	1.8	1.1
Equity in net income of unconsolidated affiliate	2.1	0.7
Less:
Decrease in net operating assets	—	—
Accretion on interest-free debt	0.1	0.1
Amortization of advance royalties	0.1	0.6
Amortization of debt issuance costs	0.3	0.2
Equity-based compensation	0.3	0.4
Loss on retirement of advance royalties	—	0.1
Accretion on asset retirement obligations	0.4	0.5
Loss on sale of assets	—	—
EBITDA	$21.9	$16.3
Plus: Rhino Eastern DD&A-51%	0.3	0.4
Plus: Rhino Eastern interest expense-51%	—	—
Adjusted EBITDA	$22.2	$16.7